Exhibit 15.2

[Jun He Law Offices letterhead]

March 31, 2016

51job, Inc.

Building 3

No. 1387, Zhang Dong Road

Shanghai 201203, People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under the headings “Key Information - Risk Factors,” “Information on the Company - Organizational Structure,” “Operating and Financial Review and Prospects - Operating Results - Critical Accounting Policies” and “Major Shareholders and Related Party Transactions - Related Party Transactions” in 51job’s Annual Report on Form 20-F for the year ended December 31, 2015, which will be filed with the Securities and Exchange Commission in the month of March 2016.

Yours faithfully,

/s/ Jun He Law Offices

Jun He Law Offices